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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NANOGEN, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10398 Pacific Center Court
San Diego, California 92121
Tel: (858) 410-4600
Fax: (858) 410-4949

April 29, 2002

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Friday, June 14, 2002, at 9:00 a.m. at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California 92037.

        The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

        A copy of our Annual Report to Stockholders is also enclosed.

        The Board of Directors and management look forward to seeing you at the meeting.

                      Sincerely yours,

                      Howard C. Birndorf
                      Chairman of the Board and
                      Executive Chairman

Nanogen, Inc.

Notice Of Annual Meeting Of Stockholders
To Be Held June 14, 2002

        The Annual Meeting of Stockholders of Nanogen, Inc. (the "Company") will be held at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California 92037 on June 14, 2002, at 9:00 a.m., for the following purposes:

  1.
  To elect two Class I directors.

  2.
  To consider and vote upon a proposal to amend the 1997 Stock Incentive Plan ("1997 Stock Plan") to increase the number of shares authorized for issuance under the 1997 Stock Plan by 750,000 shares.

  3.
  To consider and vote upon a proposal to adopt the 2002 Stock Bonus Plan and to authorize 250,000 shares for issuance thereunder.

  4.
  To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

  5.
  To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

        The Board of Directors has fixed the close of business on April 19, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available at the Company's principal executive offices located at 10398 Pacific Center Court, San Diego, California 92121, for ten days prior to the meeting.

        WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                      By order of the Board of Directors

                      William Franzblau, Esq.
                      Vice President, Legal Affairs and Secretary

April 29, 2002

Nanogen, Inc.

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nanogen, Inc., a Delaware corporation ("Nanogen" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California 92037 on June 14, 2002, and any adjournment of the Annual Meeting (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominees for Class I directors listed in this Proxy Statement and FOR approval of proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

        Stockholders of record at the close of business on April 19, 2002 are entitled to notice of and to vote at the Annual Meeting. As of April 19, 2002 the Company had 21,674,602 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

        Directors are elected by a plurality vote. Accordingly, the director nominees who receive the most votes cast in their favor will be elected. Proposals 2, 3 and 4 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        The Company will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by the Company's directors, officers or other employees by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. Employees of Georgeson & Co. will also solicit proxies at an anticipated fee of approximately $7,000 plus reasonable out-of-pocket expenses.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 29, 2002.

IMPORTANT

        Whether You Intend To Be Present At The Annual Meeting Or Not, We Urge You To Mark, Date And Sign The Enclosed Proxy And Return It At Your Earliest Convenience In The Enclosed Postage-Prepaid Return Envelope. This Will Not Limit Your Rights To Attend Or Vote At The Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Company has three classes of directors, Class I, Class II and Class III each consisting of three directors, serving staggered three-year terms. Currently, one Class II director seat is vacant and such seat will remain vacant following the Annual Meeting as the Board of Directors has not yet identified a suitable candidate for such seat. Shares represented by the enclosed proxy cannot be voted for a greater number of persons than the number of nominees named. Two Class I directors are to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 2005 or until each such director's successor shall have been elected and qualified and one Class I director, Mr. Cam Garner, has chosen not to stand for reelection. Thus, immediately after the Annual Stockholders Meeting, the Company will have two Class I directors and one Class I seat will be vacant. The other directors of the Company will continue in office for their existing terms, which expire in 2003 for Class II directors and 2004 for Class III directors.

        Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the election of Howard C. Birndorf and Robert E. Whalen as Class I Directors.

        Set forth below is information regarding the nominees for Class I directors and the continuing directors of Class II and Class III, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 19, 2002, and the year in which each became a director of the Company.

CLASS I

Directors Seeking Reelection and Election

Howard C. Birndorf—52

        Mr. Birndorf, a founder of Nanogen, has served as our Executive Chairman since April 2001. Mr. Birndorf has served as our Chairman of the Board since October 1993 and from 1993 to April 2001 served as Chief Executive Officer. Mr. Birndorf also served as our President from January 2000 until September 2000 and as Chief Financial Officer from December 1997 to July 1998 and from September 1993 to October 1997. Mr. Birndorf was a co-founder and Chairman Emeritus of Ligand Pharmaceuticals, Incorporated, where from January 1988 to November 1991 he was President and Chief Executive Officer. He was also a co-founder, director and Executive Vice President of Gen-Probe Incorporated, co-founder and Vice President of Corporate Development at Hybritech, Incorporated, co-founder and director of IDEC Pharmaceuticals Corporation, and was involved in the formation of Gensia Pharmaceuticals, Inc. (currently known as SICOR Inc.) where he was a director. From November 1991 to January 1994, Mr. Birndorf was President of Birndorf Technology Development, an investment and consulting company, and a founding director of Neurocrine Biosciences, Inc. He is currently a founding director of Graviton, Inc. and a director of the Cancer Center of the University of California, San Diego. Mr. Birndorf received a B.A. in Biology from Oakland University and an M.S. in Biochemistry from Wayne State University. Mr. Birndorf received an honorary Doctor of Science degree from Oakland University.

Robert E. Whalen—56

        Mr. Whalen has been a director of Nanogen since April 2002. Mr. Whalen has been Chief Executive Officer, President and a director of Unilab since November 1999. He was elected Chairman of the Board of Unilab in November 2000. From May 1997 to September 1999, Mr. Whalen served as Executive Vice President and, from September 1998 to September 1999, as Chief Operating Officer of Scripps' Clinic, a 320-physician multi-specialty medical group located in Southern California. From the April 1995 merger of Roche Biomedical Laboratories and National Health Laboratories, Incorporated

("NHL") until August 1996, Mr. Whalen served as Executive Vice President of Laboratory Corporation of America ("LabCorp"). Prior to his employment at LabCorp, Mr. Whalen held various senior level positions with NHL, which he joined in 1976. He served as Executive Vice President of NHL from 1993 to 1995, as Senior Vice President from 1991 to 1993 and as Vice President—Administration from 1985 to 1993. From 1979 to 1985, he was Vice President—Division Manager of NHL. At NHL and later at LabCorp, Mr. Whalen oversaw human resources, client service and major regional laboratories in California, Washington, Nevada and Utah.

Director Not Seeking Reelection

Cam L. Garner—54

        Mr. Garner has been a director of Nanogen since September 1997. Mr. Garner is currently Chairman of Xcel Pharmaceuticals, a specialty pharmaceuticals company, and also serves as a consultant for Élan Corporation. Mr. Garner was previously the Chairman and Chief Executive Officer of Dura Pharmaceuticals, Inc., or Dura, from 1995 to November 2000, prior to the acquisition of Dura by Élan. Mr. Garner served as Chief Executive Officer and President of Dura from 1990 to 1995. Prior to joining Dura, Mr. Garner served as President of Syntro Corporation, a biotechnology company, from November 1987 to June 1989. From 1998 to 2000, Mr. Garner co-funded and served as Chairman of DJ Pharma which was sold to Biovail. Mr. Garner is currently a director of the following companies: Cardio Dynamics International, a manufacturer of medical devices; Favrille, a manufacturer of a variety of cancer therapies; Cancer-Vax, a cancer vaccine company; Skin-Medica, an emerging dermatology company; and Pharmion Corporation, a development and marketing organization focused on prescription pharmaceuticals. Mr. Garner received a B.S. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College.

CLASS II

Stelios B. Papadopoulos—61

        Mr. Papadopoulos has been a director of Nanogen since October 1999. He retired in September 2001 from CN Biosciences, Inc, an affiliate of Merck KGaA, Darmstadt, Germany. Since January 2001, Mr. Papadopoulos has served as Chief Executive Officer and a director of CN Biosciences, Inc. or CNBI, and CEO of Merck KGaA's North American Laboratory Business. From August 2000 to December 2000 he acted as an assistant to the General Manager of Merck KGaA's Scientific Laboratory Products Division. From January 1999 to August 2000, he served as the CEO of CNBI. From January 1993 to December 1998, he served as the Chairman and CEO of CNBI. He previously served as President of Fisher Scientific Worldwide, Inc. (now Fisher Scientific International Inc.) from April 1988 to June 1992. From October 1987 to April 1988, he was President of Instrumentation Laboratory. Mr. Papadopoulos received his B.S. in Aeronautical Engineering from Northrop Institute of Technology.

Dr. Regina Herzlinger—57

        Dr. Herzlinger has been a director of Nanogen since October 2000. Since 1980, Dr. Herzlinger has served as the Nancy R. McPherson Professor of Business Administration at the Harvard Business School and as an expert on management and health care. She has authored numerous publications relating to the effective management of health care and is a leading authority on the transformation of the American health care industry. Dr. Herzlinger currently serves as a director on the boards of the following companies: CR Bard, Schering Plough, Noven Pharmaceuticals and Zimmer. Dr. Herzlinger received her B.A. from the Massachusetts Institute of Technology and her D.B.A. from the Harvard Business School.

CLASS III

David G. Ludvigson—51

        Mr. Ludvigson has been a director of Nanogen since 1996. He is President and Chief Executive Officer of Black Pearl, Inc., an event-based business intelligence software company for enterprises. Prior to Black Pearl, Mr. Ludvigson was most recently President of InterTrust Technologies, a digital rights management software company. Prior to joining InterTrust, Mr. Ludvigson was Senior Vice President and Chief Operating Officer of Matrix Pharmaceuticals, Inc. or Matrix from October 1999 to August 2000. In addition, from 1998 to August 2000 he was also the Chief Financial Officer of Matrix. From February 1996 to June 1998, Mr. Ludvigson was President and Chief Operating Officer of NeTpower. From 1992 to 1995, Mr. Ludvigson was Senior Vice President and Chief Financial Officer of IDEC Pharmaceuticals. Prior to that time, he served as Senior Vice President of Sales and Marketing for Conner Peripherals and as Executive Vice President, Chief Financial Officer and a director of MIPS Computer Systems, Inc., a RISC microprocessor developer and systems manufacturer. Mr. Ludvigson received a B.S. and an M.A.S. from the University of Illinois.

Val Buonaiuto—59

        Mr. Buonaiuto has been a director of the Company since October 1999. Since 1997, Mr. Buonaiuto has been Senior Advisor to Hitachi Instruments, Inc. or Hitachi. He previously served as President and Chief Executive Officer of Hitachi from 1991 to 1997. Mr. Buonaiuto received his A.S. from Western Connecticut State University.

V. Randy White, Ph.D.—53

        Dr. White joined Nanogen as Chief Executive Officer in June 2001 and has been a director of Nanogen since April 2001. From 1998 until March 2001, Dr. White was Executive Vice President Technical Operations and Research & Development at American Medical Laboratories, Inc. From 1992 to 1998, he was a consultant to a diverse group of diagnostic clinics including Unilab, Specialty Laboratories and California Community Clinics providing services relating to operational efficiency, systems and cost improvement. From 1985 to 1992, he was Executive Vice President, Operations for National Health Laboratories, Inc. or NHL and for the prior ten years served in various upper managerial and operations roles with NHL. Dr. White received a B.S. and a Ph.D. in Chemistry from the University of Houston.

Board Meetings and Committees

        The Board of Directors held six meetings during 2001. All directors then in office attended 100% of the aggregate number of meetings of the Board during their respective Board memberships, except for Mr. Ludvigson and Mr. Buonaiuto who each attended 84% of such Board meetings and Mr. Garner and Dr. Herzlinger who each attended 67% of such Board meetings. All directors attended 100% of the aggregate number of meetings of the Board committees on which they served during 2001, except for Dr. Herzlinger, who attended 75% of the Audit Committee meetings.

        The Board of Directors has appointed a Compensation Committee and an Audit Committee. In addition, during 2001 the Board of Directors appointed an ad hoc Special Committee to evaluate the possible termination of a license agreement with a company collaborator.

        Compensation Committee.    The current members of the Compensation Committee are Cam L. Garner, David G. Ludvigson and Robert E. Whalen (who joined the Compensation Committee in April 2002). The Compensation Committee held three meetings during 2001. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation."

        Audit Committee.    The current members of the Audit Committee are Dr. Regina Herzlinger, David G. Ludvigson, Stelios B. Papadopoulos and Val Buonaiuto (who joined the Audit Committee in April 2002). These members are considered "independent directors" as that term is defined in the applicable National Association of Securities Dealers' listing standards. The Audit Committee held four meetings during 2001. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed. See "Report of the Audit Committee of the Board of Directors."

        Ad Hoc Committee.    The current members of the Ad Hoc Committee are David G. Ludvigson and Stelios B. Papadopoulos. The Ad Hoc Committee held two meetings during 2001. The Ad Hoc Committee's functions are to evaluate and determine whether to approve the termination and settlement of a licensing agreement with a corporate collaborator. Directors Birndorf and Buonaiuto and former director Garner are interested directors in that transaction.

        The Board of Directors recommends a vote FOR the election of Howard C. Birndorf and Robert E. Whalen as Class I Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 1, 2002 as to shares of Common Stock of the Company beneficially owned by (i) each director and nominee for director, (ii) the executive officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

	Beneficial Ownership of Common Stock
	Number of Shares(1)	Percentage of Class(2)
Citigroup, Inc.(3)	4,272,758	19.80%
Aventis Research and Technologies(4)	1,345,191	6.12%
Élan Corporation, plc	1,287,878	5.95%
Howard C. Birndorf(5)	1,456,107	6.66%
Kieran T. Gallahue(6)	260,228	1.2%
Val Buonaiuto(7)	26,145	*
Cam L. Garner(8)	56,277	*
Dr. Regina Herzlinger(9)	9,895	*
David G. Ludvigson(10)	59,860	*
Stelios B. Papadopoulos(7)	26,145	*
Dr. V. Randy White(11)	12,770	*
Robert E. Whalen (12)	0	*
Gerard A. Wills(13)	29,999	*
Vera P. Pardee, Esq.(14)(15)	40,696	*
All Directors and Executive Officers as a group (11 persons)(16)	2,010,898	8.92%

*
Less than one percent.

(1)
To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based upon a Form 13G filed with the Securities and Exchange Commission on January 31, 2002.

(4)
Includes 315,863 shares that may be acquired through the exercise of a warrant granted to Aventis Research and Technologies in July 2001. The warrant is exercisable through July 17, 2006 at a price of $9.828 per share.

(5)
Includes 199,998 shares issuable upon the exercise of options within 60 days of April 1, 2002.

(6)
Includes 104,166 shares issuable upon the exercise of options within 60 days of April 1, 2002.

(7)
Includes 26,145 shares issuable to each of Mr. Buonaiuto and Mr. Papadopoulos upon the exercise of options within 60 days of April 1, 2002.

(8)
Includes 42,777 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2002.

(9)
Includes 9,895 shares issuable upon the exercise of options within 60 days of April 1, 2002.

(10)
Includes 36,666 shares issuable upon the exercise of options within 60 days of April 1, 2002

(11)
Includes 11,770 shares issuable upon the exercise of options within 60 days of April 1, 2002.

(12)
Mr. Whalen was elected to the Company's Board of Directors on April 26, 2002.

(13)
Includes 29,999 shares issuable upon the exercise of options within 60 days of April 1, 2002.

(14)
Includes 40,665 shares issuable upon the exercise of options within 60 days of April 1, 2002.

(15)
Ms. Pardee resigned from the Company effective as of February 8, 2002.

(16)
Includes an aggregate of 528,226 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2002.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

        The names of and certain biographical information regarding the Company's executive officers who are not also directors are set forth below:

Name	Age	Position
Kieran T. Gallahue	38	President
Gerard A. Wills	44	Vice President, Chief Financial Officer and Treasurer

        Kieran T. Gallahue.    Mr. Gallahue was promoted to President in September 2000. He also served as Nanogen's Chief Financial Officer from July 1999 to April 2001, as Senior Vice President from July 1999 to September 2000, and as Vice President, Strategic Marketing, from January 1998 to July 1999. From 1995 to 1997, he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL, where he was responsible for the worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995, he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing positions within Procter & Gamble from 1991 to 1992 and the General Electric Company from 1985 to 1989. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from the Harvard Business School.

        Gerard A. Wills.    Mr. Wills joined Nanogen as Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Wills brings to Nanogen over 21 years experience in various financial and leadership capacities. Prior to joining Nanogen, Mr. Wills served as Vice President, Finance and Chief Financial Officer from 1999 until 2001 at Trega Biosciences, Inc, a computational chemistry and informatics company acquired by Lion Bioscience in March 2001. From 1993 through 1998 Mr. Wills served as Vice President, Finance and Chief Financial Officer of Molecular Biosystems, Inc., a company focused on developing and manufacturing ultrasound-imaging agents used in assessing heart function. Prior to 1993 Mr. Wills held various financial positions including six years with Ernst & Young, an international professional service firm. Mr. Wills is a Certified Public Accountant and holds a B.B.A. from the University of Notre Dame.

Summary Compensation Information

        Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 2000 and 2001 of those persons who were at December 31, 2001 (a) the Executive Chairman and Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation								Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)			Bonus($)		Other Annual Compensation($)			Restricted Stock Awards($)		Securities Underlying Options(#)	All Other Compensation($)(1)
Howard C. Birndorf Executive Chairman	2001 2000 1999	$ $ $	365,000 336,000 320,000		$ $ $	345,000 295,000 300,000		— — —		$ $	222,938 — 362,500	150,000 200,000 25,000	$ $ $	208,242 60,792 810	(2) (2)
V. Randy White, Ph.D Chief Executive Officer	2001		$159,540	(3)		$100,000		$2,500	(4)		—	425,000		$1,380
Kieran T. Gallahue President	2001 2000 1999	$ $ $	290,000 246,750 235,000		$ $ $	115,000 110,000 107,199	$ $ $	11,500 16,750 19,750	(5)(6) (5)(6) (5)(6)	$ $	61,500 — 145,000	100,000 100,000 15,000	$ $ $	572 479 454
Gerard A. Wills Vice President, Chief Financial Officer and Treasurer	2001		$152,600	(7)		$70,000		—			—	100,000		$480
Vera P. Pardee Vice President, General Counsel and Secretary(8)	2001 2000	$ $	200,000 78,170	(12)	$ $	80,000 33,000		— —			— —	50,000	$ $	630 150
Clare L. Bromley III Senior Vice President, Sales and Marketing	2001 2000 1999	$ $ $	184,030 231,750 225,000	(9)	$ $	— 75,000 44,408	$	— — 107,013	(11)	$ $	427,766 108,750 —	10,000 30,000 17,500	$ $ $	61,806 1,141 1,104	(10)

(1)
Includes calculated imputed income attributed to excess group term life insurance premiums.

(2)
Amount includes $206,700 and $59,550 for the years ended December 31, 2001 and 2000, respectively, of payments received from a local charter aircraft company related to the Company's use of Mr. Birndorf's aircraft for business related travel.

(3)
Dr. White joined the Company in June 2001, and his salary for 2001 reflects a partial year of service.

(4)
Amount represents payments made for attendance at Board meetings prior to becoming an employee of Nanogen.

(5)
Amount represents reimbursement of expenses and related income taxes incurred in relocating to San Diego, including a $1,500, $6,750 and $9,750 housing allowance in 2001, 2000 and 1999, respectively.

(6)
Includes $10,000 of principal debt forgiven pursuant to a promissory note secured by a deed of trust.

(7)
Mr. Wills joined the Company in April 2001, and his salary for 2001 reflects a partial year of service.

(8)
Ms. Pardee's employment with the Company terminated effective February 8, 2002.

(9)
Mr. Bromley's employment with the Company terminated effective September 24, 2001, and his salary for 2001 reflects a partial year of service.

(10)
Includes $61,000 of severance payments pursuant to Mr. Bromley's separation agreement.

(11)
Amount represents temporary housing, reimbursement of expenses and related income taxes incurred in relocating to San Diego.

(12)
Ms. Pardee joined the Company in July 2000, and her salary for 2000 reflects a partial year of service.

Employment and Severance Agreements

        Effective as of June 3, 2001, the Company entered into an agreement with Howard C. Birndorf relating to his employment as Executive Chairman of the Company. The agreement provides for an annual base salary of $365,000, subject to adjustment annually, and a guaranteed bonus of $100,000. The agreement provides for a transaction bonus in the amount equal to three times 60% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement and for the acceleration of all options held by Mr. Birndorf upon a Change of Control and with the approval of the Board, upon a Significant Event. In addition, Mr. Birndorf is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

        On June 4, 2001, the Company entered into an agreement with Dr. V. Randy White relating to his employment as Chief Executive Officer of the Company. The agreement provides for an annual base salary of $275,000, subject to adjustment annually and a loan of $150,000 secured by a second deed of trust on his primary residence. The agreement provides for a transaction bonus in the amount equal to two times 60% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement and for the acceleration of all options held by Dr. White upon a Change of Control and with the approval of the Board, upon a Significant Event. In addition, Dr. White is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

        On January 26, 2001, the Company entered into an employment agreement with Mr. Gallahue relating to his employment as President of the Company. The agreement provides for an annual base salary of $290,000, subject to adjustment annually. The agreement provides for a transaction bonus in the amount equal to three times 55% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Gallahue is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

        Effective as of April 27, 2001, the Company entered into an employment agreement with Mr. Wills relating to his employment as Vice President, Chief Financial Officer and Treasurer of the Company. The agreement provides for an annual base salary of $225,000, subject to adjustment annually. The agreement provides for a transaction bonus in the amount equal to one times 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement and for the acceleration of all options held by Mr. Wills upon a Change of Control and with the approval of the Board, upon a Significant Event. In addition, Mr. Wills is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

        Effective as of April 27, 2001, the Company entered into an employment agreement with Ms. Pardee relating to her employment as Vice President, General Counsel and Secretary of the Company. The agreement provided for an annual base salary of $200,000, subject to adjustment annually. The agreement provided for a transaction bonus in the amount equal to one times 50% of her annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Ms. Pardee was also entitled to a severance payment equal to six months' salary in the event her employment with the Company was terminated without cause. Ms. Pardee resigned from her position with the Company effective February 8, 2002.

        On October 29, 1999, the Company entered into an employment agreement with Mr. Bromley relating to his employment as Senior Vice President, Sales and Marketing and Business Development of the Company. The agreement provided for an annual base salary of $225,000, subject to adjustment annually. The agreement provided for a transaction bonus in the amount equal to three times 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Bromley was also entitled to a severance payment equal to six months' salary in the event his employment with the Company was terminated without cause. On July 28, 2000, the Company entered into an amendment to the employment agreement with

Mr. Bromley removing the Section 280G restrictions on excess parachute payments made during a Change of Control of Significant Event and decreasing from 18 to 6 the number of months during which he is eligible to receive salary and benefits if his employment agreement is not renewed for another term. Mr. Bromley terminated his employment with the Company effective September 24, 2001.

Compensation of Directors

        Non-employee directors receive $2,000 per Board meeting attended or $750 per meeting participated in by phone, $750 per board committee meeting attended or participated in by phone, and are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. New non-employee directors receive a one-time grant of an option to purchase 25,000 shares of the Company's Common Stock, which option vests on a monthly basis over a four year period (provided that no vesting shall occur until the optionee has completed at least one year of service from the date of grant). In addition, continuing non-employee directors will receive automatic grants of options to purchase 10,000 shares of the Company's Common Stock at each Annual Stockholders Meeting, which options vest in full upon completion of one year of service from the date of grant. Directors' options are issued pursuant to the Company's 1997 Stock Incentive Plan, as described below.

Compensation Committee Interlocks and Insider Participation

        The members of the Company's Compensation Committee during 2001 were Cam L. Garner, David G. Ludvigson and Thomas G. Lynch. Mr. Lynch resigned from the Board as of April 15, 2001 and Mr. Garner is not seeking reelection to the Board once his current term ends in June 2002. Mr. Lynch is Executive Vice President, Chief Financial Officer and a director of Élan, an entity with which the Company entered into a collaborative research and development agreement in December 1997. The Company received $568,000 and $929,000 in 1999 and 1998, respectively, pursuant to such agreement. No funds were received pursuant to the agreement in 2000 or 2001. In April 1998, concurrently with its initial public offering, the Company sold to Élan an aggregate of 454,545 shares of Common Stock for aggregate proceeds of approximately $5.0 million.

        Mr. Garner is a shareholder of Graviton, Inc. ("Graviton") and owns less than 1% of Graviton's stock that he purchased in September 2001. In November 1998, the Company entered into a Standstill Agreement and Right of First Negotiation (the "Agreement") with Graviton, granting the Company an exclusive period of time to negotiate a license to certain technologies licensed and/or secured by Graviton. In exchange for the Agreement, the Company advanced to Graviton through a secured loan the sum of $500,000. In May 1999, the Company advanced to Graviton a secured loan for an additional $500,000, the proceeds of which were to be used by Graviton in part to secure additional intellectual property rights which the Company could license. In December 1999, the Company entered into a Collaboration and License Agreement with Graviton. Pursuant to this agreement (the "License Agreement"), the total loans of $1.0 million, plus accrued interest, were exchanged for a warrant for 23,076 shares of Graviton's Series B Preferred Stock with a per share exercise price of $1.00 (the "Warrant") and license fees which are reflected as "acquired technology rights, net", in the amount of approximately $603,000, in the Company's consolidated balance sheets in its annual report on Form 10-K for the year ended December 31, 2001.

Stock Options

        The following tables summarize option grants to and exercises by the Company's Named Executive Officers during fiscal 2001, and the value of the options held by such persons at the end of fiscal 2001. The Company does not grant stock appreciation rights ("SARs").

Option Grants in Fiscal 2001

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (3)
		Percent of Total Options Granted to Employees in Fiscal Year 2001(1)
Name	Number of Securities Underlying Options Granted(#)		Exercise or Base Price ($/sh)(2)	Expiration Date
					5%($)	10%($)
Howard C. Birndorf	80,000	4.65%	$11.938	1/26/2011	$600,620	$1,522,088
Howard C. Birndorf	70,000	4.07%	$6.00	7/27/2011	$264,136	$669,372
V. Randy White, Ph.D	25,000	1.45%	$6.96	4/26/2011	$109,428	$277,311
V. Randy White, Ph.D	150,000	8.73%	$9.17	6/4/2011	$865,045	$2,192,193
V. Randy White, Ph.D	150,000	8.73%	$8.60	6/13/2011	$811,274	$2,055,928
V. Randy White, Ph.D	100,000	5.82%	$6.15	7/26/2011	$386,770	$980,152
Kieran T. Gallahue	60,000	3.49%	$11.938	1/26/2011	$450,465	$1,141,566
Kieran T. Gallahue	40,000	2.33%	$6.00	7/27/2011	$150,935	$382,498
Gerard A. Wills	100,000	5.82%	$6.96	4/26/2011	$437,711	$1,109,245
Vera Pardee	20,000	1.16%	$11.938	1/26/2011	$150,155	$380,522
Vera Pardee	30,000	1.75%	$6.00	7/27/2011	$113,201	$286,874
Clare L. Bromley, III	10,000	0.58%	$11.938	1/26/2011	$75,077	$190,261

(1)
Based on 1,719,041 options granted during the fiscal year ended December 31, 2001.

(2)
The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(3)
The 5% and 10% assumed rates of appreciation are suggested by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

Aggregated Option Exercises in Fiscal 2001 and Value of Options
At End of Fiscal 2001

Name	Shares Acquired On Exercise	Value Realized- ($)(1)	Number of Securities Underlying Unexercised Options at End of Fiscal 2001 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at End of Fiscal 2001($)(2) Exercisable/Unexercisable
Howard C. Birndorf	—	—	—	—
V. Randy White, Ph.D	—	—	—	—
Kieran T. Gallahue	—	—	—	—
Gerard A. Wills	—	—	—	—
Vera P. Pardee	—	—	—	—
Clare L. Bromley, III	96,040	$409,480	—	—

(1)
The value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, multiplied by (ii) the number of shares underlying the options exercised.

(2)
The value of unexercised options is (i) the fair market value of the Company's Common Stock on December 31, 2001 ($5.77 per share), less the option exercise price of in-the-money options, multiplied by (ii) the number of shares underlying such options.

REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") is pleased to present its report on executive compensation. This report is provided by the Compensation Committee to assist stockholders in understanding the Compensation Committee's objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 2001 were made by the Compensation Committee. In making its determination, the Compensation Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology industry, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

Compensation Philosophy And Objectives

        The Compensation Committee believes that compensation of the Company's executive officers should:

  •
  Encourage creation of stockholder value and achievement of strategic corporate objectives.

  •
  Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

  •
  Recognize individual initiative, effort and accomplishment.

  •
  Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

  •
  Provide a total compensation opportunity that is competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

  •
  Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

Key Elements Of Executive Compensation

        The Compensation Committee has determined that compensation of executive officers will be based, in part, on the Company's achievements of its objectives established with the Board of Directors, the individual contributions and achievements of each executive officer and the financial position of the Company. The Company's existing compensation structure for executive officers generally includes a combination of base salary, bonus and stock options.

  Base Salary

        Compensation levels are largely determined through comparisons with companies of similar size and complexity in the biotechnology industry and companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers in 2001 was at the higher end of the range of the companies reviewed. In establishing base salaries for 2001 the Committee considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered. At the beginning of fiscal 2001, goals were established for the Company and approved by the Board of

Directors. Goals set for 2001 included: the release of at least five DNA-based research protocols; increase of the installed base of the NanoChip® Systems to between fifty-five to sixty-five by the end of the year; conversion of a number of development site customers into sales; expansion of the Company's intellectual property portfolio; settlement of the Company's litigation with Motorola, Genometrix and the Massachusetts Institute of Technology ("MIT"); formation of a joint venture with one of the Company's current collaboration partners, Aventis Research and Technologies, an affiliate of Hoechst AG ("Aventis"); receipt of additional government grants; achievement of certain Company revenue objectives; achievement of certain research and development milestones; progress in the Company's corporate collaborations; and attainment of certain financial objectives. Compensation levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

  Bonus

        The Compensation Committee may award bonuses at the end of the fiscal year based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. Based on the Company's achievement of a number of key objectives in 2001: the release of five DNA-based research protocols; the increase of the installed base of the NanoChip® Systems to sixty-one by the end of the year; conversion of two development site arrangements into sales; expansion of the Company's intellectual property portfolio by adding twenty U.S. patents and seven foreign patents; settlement of the Company's litigation with Motorola, Genometrix and MIT; formation of Nanogen Recognomics GmbH, a company with Aventis; receipt of a government grant providing for a total of $1.5 million over three years of continued funding for the Company's core technologies; progress in the Company's corporate collaborations; and attainment of certain financial objectives, the Committee decided to award cash bonuses for 2001 to officers and certain key employees.

  Stock Options

        The Company's 1997 Stock Plan, as amended, is administered by the Company's Compensation Committee, which is a committee of outside directors of the Company. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price. The number of stock options granted to executive officers, including the Executive Chairman and Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements, individual performance and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at biotechnology companies taking into account differences in such companies' stock prices, stage of development, achievements and the like.

Executive Chairman and Chief Executive Officer Compensation

        The salaries paid to Howard C. Birndorf, the Company's Executive Chairman, and V. Randy White, Ph.D, the Company's Chief Executive Officer, were $365,000 and $159,540, respectively in 2001. In establishing Mr. Birndorf's and Dr. White's base salary, the Compensation Committee reviewed the results of a survey of executive salaries of the officers of similar companies in the biotechnology industry. In addition, the Committee recognized that Mr. Birndorf's and Dr. White's efforts were important in advancing the development and growth of the Company and the corporate objectives achieved in 2001. Corporate objectives achieved in 2001 included: the validation of the Company's first five DNA-based research protocols for use on the NanoChip® Molecular Biology Workstation; increasing the installed base of the Company's NanoChip® System to sixty-one; converting two of our existing Development Site arrangements into sales transactions; expanding our intellectual property position for our core technology by adding twenty U.S. patents and seven foreign patents; settling our outstanding litigation with Motorola, Genometrix and MIT; formed Nanogen Recognomics GmbH; and the Company attaining certain financial objectives. The Committee determined that these accomplishments were critical to the Company's future growth and potential enhancement of stockholder value and, accordingly, determined to compensate Mr. Birndorf and Dr. White for their efforts on behalf of the Company. Mr. Birndorf and Dr. White were awarded bonuses of $345,000 and $100,000, respectively in 2001.

        Mr. Birndorf and Dr. White are members of the Board of Directors, but did not participate in matters involving the evaluation of their own performance or the setting of their own compensation.

        This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                      Compensation Committee

                      Cam L. Garner, Chairman
                      David G. Ludvigson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee of the Board of Directors describing its review of materials and determinations with respect to the Company's auditors and financial statements for the fiscal year ended December 31, 2001. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Audit Committee met four times, and the Audit Committee chair, as representative of the Committee, discussed the interim financial information contained in quarterly earnings announcements with the Chief Financial Officer, Controller and independent auditors prior to public release.

        The Audit Committee received from the Company's independent auditors a formal written statement, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," which describes all relationships between the auditors and the Company that, in the auditors' professional opinion, might reasonably be thought to bear on the auditors' independence. The Audit Committee discussed with the auditors these relationships and satisfied itself as to the auditors' independence.

        The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements.

        Additionally, the Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

        Based on the foregoing review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

                      Audit Committee

                      David G. Ludvigson, Chairman
                      Dr. Regina Herzlinger
                      Stelios B. Papadopoulos

STOCK PRICE PERFORMANCE GRAPH

        The following graph illustrates an annual comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") since April 14, 1998 (the effective date of the Company's initial public offering). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

	Nanogen, Inc.	Nasdaq Composite	Nasdaq Pharmaceutical
04/14/98	$100.000	$100.000	$100.000
12/31/98	$36.364	$117.689	$118.938
12/31/99	$198.864	$219.356	$224.261
12/31/00	$81.818	$132.364	$279.734
12/31/01	$52.455	$104.352	$238.398

        Assumes a $100 investment on April 14, 1998 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

        The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting the Company's corporate Secretary at Nanogen, Inc., 10398 Pacific Center Court, San Diego, CA 92121.

CERTAIN TRANSACTIONS

        In August 1996, Mr. Birndorf purchased 183,333 shares of Common Stock at $.15 per share. In connection with this purchase, the Company loaned $27,500 to Mr. Birndorf at an interest rate of 6.3% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Birndorf's respective shares purchased. In August 2001, Mr. Birndorf repaid this promissory note of $27,500 plus accrued interest. In November 1997, Mr. Birndorf purchased an additional 437,496 shares of Common Stock at $.90 per share. In connection with this purchase, the Company loaned $393,747 to Mr. Birndorf at an interest rate of 6.01% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Birndorf's respective shares purchased. Mr. Birndorf owns an aircraft which is leased by a local charter aircraft company. For the years ended December 31, 2001 and 2000, the Company paid approximately $420,000 and $137,000, respectively, to the local charter aircraft company for the Company's use of Mr. Birndorf's aircraft for business related travel. There were no payments related to Mr. Birdorf's aircraft made by the Company in 1999. Mr. Birndorf receives $1,500 per hour of usage when his aircraft is leased to outside parties. Mr. Birndorf received $206,700, and $59,550 for the years ended December 31, 2001 and 2000, respectively, as a result of the Company's use of Mr. Birndorf's aircraft. The Company believes that the terms of the charter arrangements are no less favorable to the Company than those that could be obtained from unrelated third parties, based on review of lease fees published by other charter companies.

        In June 2001, V. Randy White, Chief Executive Officer of the Company, borrowed $150,000 from the Company, pursuant to a full recourse note, accruing interest at a rate of 7%, compounded quarterly, and due in 2005. The note is secured by a second deed of trust upon Dr. White's primary residence.

        In March 1998, Kieran T. Gallahue, President of the Company, purchased 133,333 shares of the Company's Common Stock at $3.00 per share. In connection with this purchase, the Company loaned $399,800 to Mr. Gallahue at an interest rate of 5.61% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Gallahue's respective shares purchased. In April 1998, the Company loaned Mr. Gallahue $40,000 pursuant to a four-year promissory note in connection with his relocation to San Diego. The loan, which bears interest at 6.01% per annum and is secured by a deed of trust, is forgivable by the Company over four years.

        As of April 2, 2002, the aggregate outstanding indebtedness of directors and executive officers in favor of the Company was as follows: Mr. Birndorf, $498,981; Dr. White, $155,296; and Mr. Gallahue, $498,835.

        On July 27, 1999, the Board of Directors authorized the issuance of an aggregate of 251,000 shares of the Company's Common Stock to some officers and key employees at a price per share of par value ($.001). All of these shares were purchased by the respective officers and key employees and became 100% vested on July 26, 2001.

        Mr. Buonaiuto, a director of the Company, received $11,120 from the Company during 2000 for consulting services rendered to the Company for a limited period of time. During 2000, Mr. Buonaiuto was also employed as a Senior Advisor on a part-time basis at Hitachi Instruments, Inc. The Company entered into an agreement with Hitachi, Ltd. in January 2000 related to the manufacturing and distribution of the Company's current products. Additionally, in July 2000, the Company entered into a second agreement with Hitachi, Ltd. related to the development, manufacture and distribution of additional potential products. The Company received approximately $2.25 million and $1.0 million for the years ended December 31, 2001 and 2000, respectively, pursuant to its agreements with Hitachi.

        Mr. Birndorf, the Chairman of the Board and Executive Chairman of the Company is a director and a shareholder of approximately 8% of the stock of Graviton, Inc. ("Graviton"). Directors Buonaiuto and Garner are also shareholders of Graviton and each owns less than 1% of the stock of

Graviton. In November 1998, the Company entered into a Standstill Agreement and Right of First Negotiation (the "Agreement") with Graviton, granting the Company an exclusive period of time to negotiate a license to certain technologies licensed and/or secured by Graviton. In exchange for the Agreement, the Company advanced to Graviton through a secured loan the sum of $500,000. In May 1999, the Company advanced to Graviton a secured loan of an additional $500,000, the proceeds of which were to be used by Graviton in part to secure additional intellectual property rights which the Company could license. In December 1999, the Company entered into a Collaboration and License Agreement with Graviton. Pursuant to this agreement (the "License Agreement"), the total loans of $1.0 million, plus accrued interest, were exchanged for a warrant for 23,076 shares of Graviton's Series B Preferred Stock with a per share exercise price of $1.00 (the "Warrant") and license fees which are reflected as "acquired technology rights, net", in the amount of approximately $603,000, in the Company's consolidated balance sheets in its annual report on Form 10-K for the year ended December 31, 2001.

        The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

PROPOSAL 2
APPROVAL OF THE AMENDMENT OF THE
NANOGEN, INC. 1997 STOCK INCENTIVE PLAN

        The 1997 Stock Incentive Plan (the "1997 Stock Plan") was adopted by the Board of Directors and was approved by the stockholders as of August 1, 1997. The 1997 Plan replaced the 1993 Stock Plan and 1995 Stock Option/Stock Issuance Plans (collectively, the "Prior Stock Plans"). At the date of adoption of the 1997 Stock Plan a total of 342,419 shares of Common Stock were available for future issuance under the Prior Stock Plans, which shares are available for grants under the 1997 Stock Plan, and a further 2,241,341 shares were authorized by the Board of Directors and approved by the Company's stockholders for further issuance thereunder. If any option granted under the Prior Stock Plans expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will become available for additional option grants under the 1997 Stock Plan. Although currently, all awards are made under the 1997 Stock Plan, awards made under the Prior Stock Plans will continue to be administered in accordance with the 1993 Stock Plan or the 1995 Stock Option/Issuance Plan, as applicable (the 1997 Stock Plan together with the Prior Stock Plans are referred to as the "Stock Option Plans"). On January 22, 1999, the Board of Directors voted to amend the 1997 Stock Plan to reserve an additional 925,000 shares of Common Stock for issuance thereunder and the Company stockholders approved the amendment on June 30, 1999. On April 14, 2000, the Board of Directors voted to amend the 1997 Stock Plan to reserve an additional 1,000,000 shares of Common Stock for issuance under the 1997 Stock Plan and the Company's stockholders approved the amendment on June 6, 2000. On April 9, 2001, the Board of Directors voted to amend the 1997 Stock Plan to reserve for issuance thereunder an additional 1,500,000 shares of Common Stock and the Company's stockholders approved the amendment on June 13, 2001. On April 26, 2002, the Board of Directors voted to amend the 1997 Stock Plan to reserve for issuance thereunder an additional 750,000 shares of Common Stock, subject to the approval of the Company's stockholders at the 2002 Annual Meeting.

        The following is a summary of the material terms and provisions of the 1997 Stock Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Stock Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the Company's principal offices in San Diego, California.

Description of the 1997 Stock Plan

  Purpose

        The purpose of the 1997 Stock Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire stock or receive other incentives, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership the success of the Company largely depends. The Company's Board of Directors believes that the 1997 Stock Plan will constitute an important means of compensating key employees.

  Shares Subject to the 1997 Stock Plan

        The total number of restricted shares, stock units, options and SARs authorized for grant under the 1997 Stock Plan is 6,758,760 (which number includes the 750,000 share increase that stockholders are being asked to approve). This amount will be increased by any forfeited or unexercised shares under the Prior Stock Plans. Also, forfeited or unexercised shares under the 1997 Stock Plan generally become available for new grants under the 1997 Stock Plan. If any restricted shares, stock units, options or SARs are forfeited, or if options or SARs terminate for any other reason prior to exercise

(other than the exercise of a related SAR or option, and including any forfeiture or termination under the 1997 Stock Plan), then they again become available for awards under the 1997 Stock Plan.

  Outstanding Grants

        As of April 19, 2002, options for an aggregate of 3,402,460 shares of Common Stock were outstanding under the Stock Option Plans. As of April 19, 2001, approximately 177 employees, 5 directors and 5 consultants or advisors were eligible to participate in the 1997 Stock Plan. On April 19, 2002, the closing price of the Company's Common Stock on the Nasdaq National Market was $4.12 per share. Of the options for 9,496,508 shares of Common Stock granted under the Stock Option Plans, options for 3,501,849 shares of Common Stock have been exercised. As of April 19, 2002, an aggregate of 4,338,677 shares of Common Stock (which number excludes the 750,000 share increase that stockholders are being asked to approve) are authorized, but unissued under the Stock Option Plans.

        On January 26, 2001, the Compensation Committee authorized a plan for certain option holders whereby each holder could cancel certain of his or her vested and unvested options and receive a written promise from the Company to issue, on a one-for-one basis, new options to be granted and priced at the fair market value on August 29, 2001. This plan applied only to options granted to employees of the Company (excluding executive officers and directors) between January 1, 2000 and February 28, 2001. These options could not be exercised until August 29, 2001 or when they vest, whichever was later. The new options granted contain similar vesting schedules as the cancelled options. A total of 389,900 option shares were cancelled and 281,600 new option shares were subsequently granted under this program.

        As of April 19, 2002, the following persons or groups had in total received restricted stock, stock units and/or options for shares of Common Stock under the Stock Option Plans: (i) the Executive Chairman, Chief Executive Officer and the other remaining officers named in the Summary Compensation Table: Mr. Birndorf 1,295,828 shares; Dr. White 485,000; Mr. Gallahue 368,332 shares; Mr. Wills 135,000 shares; Ms. Pardee 174,000 shares and Mr. Bromley 207,500 shares; (ii) all current executive officers of the Company as a group: 2,284,160 shares; (iii) all current directors who are not executive officers as a group: 244,998 shares; (iv) the nominees for Class I directors: Mr. Birndorf 1,295,828 shares and Mr. Whelan no shares; (v) each associate of any of such current directors, executive officers or nominee: no shares; (vi) each person who has received five percent of options granted other than those included above: no shares; and (vii) all employees and consultants of the Company: approximately 9,251,510 shares.

  Administration

        The 1997 Stock Plan is administered by the Board of Directors or its delegate, currently the Compensation Committee. The Board of Directors, or its delegate, selects the employees of the Company who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, directors, consultants and advisors of the Company (or any subsidiary of the Company) are eligible to participate in the 1997 Stock Plan, although incentive stock options may be granted only to employees. No individual may receive options or SARs covering more than 500,000 shares in any calendar year. The participation of the outside directors of the Company is limited to 25% of the shares available under the 1997 Stock Plan.

        The 1997 Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay the par value of such restricted shares to the Company.

  Restricted Stock

        Restricted shares are shares of Common Stock that are subject to repurchase by the Company at the employee's purchase price in the event that the applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

        The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash if permitted by the Compensation Committee.

  Options

        Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an ISO cannot exceed 10 years (five years for 10% stockholders), and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant (or 110% of fair market value at the date of grant for 10% stockholders). The exercise price of an NSO must be equal to or greater than the par value of the Common Stock on the date of grant.

        The exercise price of an option may be paid in any lawful form permitted by the Board of Directors or its delegate, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned for at least six months by the optionee. The Board of Directors or its delegate may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The 1997 Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions or by promissory note.

  Stock Appreciation Rights

        A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company, either in shares of Common Stock or in cash or a combination of the two, with the Board of Directors or its delegate having the discretion to determine the form in which such payment will be made. The amount payable on exercise of a SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. SARs may, but need not, be granted in conjunction with options. Upon exercise of a SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. A participant may receive not more than 200,000 SARs within one calendar year. Unless otherwise permitted by the Board of Directors or its delegate, all options and SARs are nontransferable prior to the optionee's death.

  Vesting

        The Board of Directors or its delegate determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the employee's service after the date of grant. Vesting may be accelerated in the event of the employee's death, disability or retirement or in the event of a change in control with respect to the Company. The Board of Directors has in the past granted and may in the future grant options which provide for mandatory acceleration of vesting in the event of a change in control.

  Other Provisions

        For purposes of the 1997 Stock Plan, the term "change in control" is defined as any one of the following: (i) any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (ii) upon a merger or consolidation of the Company with or into another corporation or entity or any other corporate reorganization in which over 50% of the combined voting power of the continuing or surviving entity immediately after the merger, consolidation or reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or reorganization; or (iii) a change in the composition of the Board of Directors in which fewer than half of the incumbent Directors had been Directors 24 months prior to the change or were elected or nominated with the affirmative votes of Directors 24 months prior to the change.

        The 1997 Stock Plan provides that if any payment (or transfer) by the Company causes the employee to recognize a "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, as amended (the "Code"), then the Company shall make such cash payments as are necessary to reimburse the employee for all additional taxes caused thereby.

        The Board of Directors is authorized, within the provisions of the 1997 Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. On April 26, 2002, however, the Board of Directors amended the 1997 Stock Plan by removing the provision of the Plan permitting the Company to reprice options under the Plan without stockholder approval. The 1997 Stock Plan now requires that the Company can only reprice options with the consent of the Company's stockholders.

        Members of the Company's Board of Directors who are not employees of the Company are eligible for awards under the 1997 Stock Plan. However, such outside directors are not eligible for ISO grants. Total shares available to outside directors is limited to 25% of total shares available under the 1997 Stock Plan.

Federal Income Tax Consequences

        The following discussion of the federal income tax consequences of the 1997 Stock Plan as it relates to share awards, nonqualified stock options and incentive stock options is intended to be a summary of applicable federal law. State and local tax consequences may differ.

  Share Awards

        If a participant is awarded or purchases shares, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

        If a participant is awarded or purchases shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant.

        Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred.

  Options

        Incentive stock options and nonqualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonqualified stock options need not comply with such requirements.

        An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option final for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

        An optionee is not taxed on the grant of a nonqualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is a capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Incentive Plan Benefits

        The Board is authorized, within the provisions of the 1997 Stock Plan, to issue new options, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers as a group and all other key employees are not determinable.

The Board of Directors recommends a vote FOR the adoption of the amendment of the Nanogen, Inc. 1997 Stock Incentive Plan.

PROPOSAL 3
ADOPTION OF 2002 STOCK BONUS PLAN

        On April 26, 2002, the Board of Directors of the Company adopted the 2002 Stock Bonus Plan (the "2002 Stock Bonus Plan"), subject to the approval of the Company's stockholders at the Annual Meeting. The Company's primary purpose of adopting the 2002 Stock Bonus Plan is to provide a mechanism by which the Company can issue shares of its Common Stock to its officers and certain employees in lieu of annual cash bonuses. The Board of Directors of the Company believes that providing such stock bonuses would (1) save the Company needed cash that it could use to fund its operations and (2) provide officers and certain employees with incentive stock bonuses that could increase in value upon the successful performance of the Company. The Board of Directors of the Company has authorized 250,000 shares of the Company Common Stock to be reserved under the 2002 Stock Bonus Plan for future issuance pursuant to the Plan.

        The following is a summary of the material terms and provisions of the 2002 Stock Bonus Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2002 Stock Bonus Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the Company's principal offices in San Diego, California.

Description of the 2002 Stock Bonus Plan

  Purpose

        The purpose of the 2002 Stock Bonus Plan is to promote the interests of the Company and its stockholders by increasing key individuals' proprietary interest in the Company by granting them additional shares of the Company's Common Stock as an annual bonus as opposed to a cash bonus. By providing the opportunity to receive such stock bonuses, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership the success of the Company largely depends. The Company's Board of Directors believes that the 2002 Stock Plan will constitute an important means of compensating key employees.

  Shares Subject to the 2002 Stock Bonus Plan

        The total number of shares of the Company's Common Stock authorized for grant under the 2002 Stock Bonus Plan that stockholders are being asked to approve is 250,000. Shares withheld by the Company to pay any withholding tax due on the grant of such shares under the 2002 Stock Bonus Plan generally become available for new grants under the 2002 Stock Bonus Plan, however, such shares become treasury shares and the Company must collect from the receipients of such shares compensation equal to at least the par value of such shares.

  Administration

        The 2002 Stock Bonus Plan is administered by the Board of Directors or its delegate, currently the Compensation Committee. The Board of Directors, or its delegate, selects the employees of the Company who will receive awards, determines the size of any award and establishes any vesting or other conditions. Only officers and certain employees of the Company (or any subsidiary of the Company) are eligible to participate in the 2002 Stock Bonus Plan.

  Vesting

        The Board of Directors or its delegate determines the number of shares to be included in the award as well as the vesting and other conditions of the awards, if any. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. Vesting may be accelerated at the discretion of the Board of Directors based on performance of the employee, the employee's length of service with the Company, upon a change of control or in the event of the employee's death, disability or retirement.

  Other Provisions

        The 2002 Stock Bonus Plan provides that if any payment (or transfer) by the Company causes the employee to recognize a "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, as amended (the "Code"), then the Company shall make such cash payments as are necessary to reimburse the employee for all additional taxes caused thereby.

        Members of the Company's Board of Directors who are not employees of the Company are not eligible for awards under the 2002 Stock Bonus Plan.

Federal Income Tax Consequences

        The following discussion of the federal income tax consequences of the 1997 Stock Bonus Plan as it relates to share awards and is intended to be a summary of applicable federal law. State and local tax consequences may differ.

        If a participant is awarded shares that are not subject to vesting, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

        If a participant is awarded shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant, if any in the year in which the participant is taxed on the income.

        Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred. If the participant later forfeits the shares, he or she will get no deduction for the taxes paid. The Company will be able to take a deduction on the spread in the year in which the participant is taxed.

2002 Stock Bonus Plan Benefits

        The Board is authorized, within the provisions of the 2002 Stock Plan, to issue new share awards at the fair market value price of shares of the Company's Common Stock on the day of grant. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers as a group and all other key employees are not determinable.

The Board of Directors recommends a vote FOR the
adoption of the Nanogen, Inc. 2002 Stock Bonus Plan.

PROPOSAL 4
RATIFICATION OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 2002, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

        Audit Fees.    Total audit fees paid to Ernst & Young, including fees for professional services and expense relating to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001, as well as fees related to the timely review of the Company's quarterly financial information, totaled $67,184.

        Audit Related Fees.    Total audit related fees paid to Ernst & Young, including consultations regarding accounting issues as well as fees related to the Company's registration statements filed with the SEC, totaled $28,385.

        Financial Information Systems Design and Implementation Fees.    The Company did not engage Ernst & Young for professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

        All Other Fees.    All other fees paid to Ernst & Young, including fees and expenses for legal, tax and management consulting services in connection with the establishment of the Company's majority-owned subsidiary, Nanogen Recognomics, located in Germany, totaled $56,969.

        The Audit Committee has determined that the rendering of non-audit services by Ernst & Young is compatible with maintaining the auditor's independence. The Audit Committee has considered the fees received by Ernst & Young for the provision of non-audit related services before recommending Ernst & Young as the independent auditor for the next fiscal year.

The Board of Directors recommends a vote FOR ratification
of the appointment of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

        Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2003 Annual Meeting of Stockholders must be received by the Company not later than January 1, 2003 in order to be considered for inclusion in the Company's proxy materials for that meeting.

        The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Exchange Act, the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. In 2001, all of the Company's directors and executive officers timely filed such reports.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

        Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Nanogen, Inc., 10398 Pacific Center Court, San Diego, California 92121, (858) 410-4600. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by June 1, 2002.

        Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                      By order of the Board of Directors

                      William Franzblau, Esq.
                      Vice President, Legal Affairs and Secretary

PROXY

NANOGEN, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING ON JUNE 14, 2002

        WILLIAM FRANZBLAU, ESQ. and GERARD A. WILLS, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Nanogen, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California on June 14, 2002 at 9:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

        Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominees for Class I Director and FOR Items 2, 3 AND 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE                                        SEE REVERSE SIDE

X Please mark votes as in this example.

The Board of Directors recommends a vote FOR the election of the nominees for Class I Directors and FOR Items 2, 3 and 4.

1.
Election of Directors.

Nominees: (01) Howard C. Birndorf, and (02) Robert E. Whalen.

FOR ALL NOMINEES / /            / / WITHHELD FROM ALL NOMINEES

/ / (FOR ALL NOMINEES EXCEPT AS NOTED ABOVE.)

2.
To approve an amendment of the 1997 Stock Option Plan to increase the number of shares authorized for issuance thereunder by 750,000 shares. / /            / /            / /

3.
To approve the adoption of the 2002 Stock Bonus Plan and to authorize the issuance of 250,000 shares thereunder.

        / /            / /            / /

4.
To ratify the appointment of Ernst & Young LLP as the Company's independent auditors. / /            / /            / /

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    / /

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear on this proxy. When singing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

Signature:                                                   Date:              Signature:                                                   Date:

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
Option Grants in Fiscal 2001
Aggregated Option Exercises in Fiscal 2001 and Value of Options At End of Fiscal 2001
REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 2 APPROVAL OF THE AMENDMENT OF THE NANOGEN, INC. 1997 STOCK INCENTIVE PLAN
PROPOSAL 3 ADOPTION OF 2002 STOCK BONUS PLAN
PROPOSAL 4 RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
PROXY NANOGEN, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 14, 2002